                                                                      EXHIBIT 11

                                CLIENTLINK, INC.
                      COMPUTATION OF NET INCOME PER SHARE

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
                           PERIOD FROM MARCH    YEAR ENDED DECEMBER    NINE MONTHS ENDED
                          25, 1994 (INCEPTION)          31,                SEPT. 30,
                          THROUGH DECEMBER 31, --------------------- ---------------------
                                  1994            1995       1996       1996       1997
                          -------------------- ---------- ---------- ---------- ----------
Net income..............       $   59,640      $  337,281 $  541,975 $  372,978 $1,746,316
Weighted average common
 shares outstanding.....        4,733,550       4,749,645  5,322,300  5,322,300  5,322,300
Weighted average common
 share equivalents......          301,674         332,341    274,554    285,900    240,761
Staff Accounting
 Bulletin No. 83 grants.          155,745         155,745    155,745    155,745    155,745
                               ----------      ---------- ---------- ---------- ----------
Average number of common
 shares and common share
 equivalents
 outstanding............        5,190,989       5,237,731  5,752,599  5,763,945  5,718,806
                               ==========      ========== ========== ========== ==========
Net income per share....       $     0.01      $     0.06 $     0.09 $     0.06 $     0.31
                               ==========      ========== ========== ========== ==========
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